SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                           SCHEDULE 14C INFORMATION

              Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[ ]  Definitive Information Statement


                            UNIHOLDING CORPORATION
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the  appropriate  box):

[X] $125 per  Exchange ActRules 0-11(c)(1)(ii),  or 14c-5(g).

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount Previously Paid:

     2)     Form, Schedule or Registration Statement No:

     3)     Filing Party:

     4)     Date Filed:


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




                                                              PRELIMINARY COPIES

                             UNIHOLDING CORPORATION

                   96 Spring Street, New York, New York 10012
                                 (212) 219-9496

                              INFORMATION STATEMENT
                             Pursuant to Section 14C

                     of the Securities Exchange Act of 1934

                 and Regulation 14C and Schedule 14C thereunder

                        WE ARE NOT ASKING YOU FOR A PROXY

                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

      This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") on December 6, 1996, and shall be transmitted on or about December 16, 1996, to the holders of record as of December 2, 1996 (the "Record Date") of shares of Voting Common Stock, par value $0.01 per share, of UniHolding Corporation, a Delaware corporation (the "Company" or "UniHolding").

      This Information Statement is being furnished pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with (i) the amendment and restatement of the Certificate of Incorporation of the Company (as so amended and restated, the "Amended and Restated Certificate of Incorporation"), (ii) the amendment and restatement of the Bylaws of the Company (as so amended and restated, the "Amended and Restated Bylaws") and (iii) the re-election of directors. Certain shareholders who are holders of an aggregate of 52.06% of the issued and outstanding Voting Common Stock of the Company (the "Majority Holders") have approved the amendment and restatement of the Certificate of Incorporation of the Company and of the Bylaws of the Company by written consent pursuant to the provisions of Sections 228(a) and 242 of the General Corporation Law of the State of Delaware (the "DGCL"). In addition, the Majority Holders have re-elected the directors of the Company by written consent pursuant to the provisions of Section 228(a) of the DGCL. Under applicable law, (i) the affirmative vote of the holders of a majority of the issued and outstanding stock entitled to vote is required to approve the amendment of the Company's Certificate of Incorporation and Bylaws and (ii) the holders of a majority of the issued and outstanding shares entitled to vote thereon may elect directors by written consent. Accordingly, the shares of Voting Common Stock held by the Majority Holders, at the time of the execution of the written consents, constituted a sufficient majority to approve the amendment and restatement of the Company's Certificate of Incorporation and Bylaws and the re-election of directors without the need to obtain the consent of any of the Company's other stockholders. By the terms of the written consent of the Majority Holders, (i) the directors have been re-elected for new terms beginning upon the date of, and such amendments and restatements will be effective upon, the filing

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



with the Secretary of State for the State of Delaware of the Amended and Restated Certificate of Incorporation of the Company and (ii) the board of directors is authorized to so file the Amended and Restated Bylaws with the Secretary of State for the State of Delaware at the earliest date determined by the board of directors to be permissible under applicable laws and regulations. Hence, no written consents or proxies have been or are being solicited or requested by the Company from any such stockholders. You are urged to read this Information Statement carefully. However, you are not requested or required to take any action with respect to the amendment and restatement of the Company's Certificate of Incorporation and Bylaws or the election of directors.


                        DISSENTER'S RIGHTS OF APPRAISAL

      Neither the amendment and restatement of the Certificate of Incorporation of the Company nor the amendment and restatement of the Bylaws of the Company nor the election of directors will create any dissenter's, appraisal or similar rights for the stockholders.


DIRECTORS, EXECUTIVE OFFICERS AND KEY MANAGEMENT PERSONNEL

The following table sets forth certain information as of December 4, 1996 regarding the directors, executive officers and key management personnel of the Company and its subsidiaries.

Directors and Executive Officers of The Company


          Name             Age                      Position

Edgard Zwirn                50   Chairman of The Board and Director, Chief
                                 Executive Officer and member of Audit Committee

Enrico Gherardi             48   Director and Secretary

Alessandra van Gemerden     24   Director

Tobias Fenster              50   Director

Daniel Regolatti            66   Director and member of Audit Committee

Pierre-Alain Blum           51   Director and member of Audit Committee

Paul Hokfelt                42   Executive  Vice  President and Chief  Operating
                                 Officer;  also Chief Operating Officer,  United
                                 Laboratories  Limited ("ULL"),  a subsidiary of
                                 the  Company,   and  Chief  Operating  Officer,
                                 Unilabs Clinical Trials Limited ("UCT"), a subsidiary of the Company



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Bruno Adam                  47   Chief Financial Officer


Eric Wavre                  44   Executive Vice  President,  Treasurer and Chief
                                 Financial and  Administrative  Officer-European
                                 Affairs Key Executive and Managerial Officers of Subsidiaries



          Name             Age                      Position

Joseph Schuler              45   Executive  Vice  President and Chief  Operating
                                 Officer, Unilabs SA ("ULSA"), a subsidiary of the Company

Miguel Payro                33   Chief Financial  Officer - UCT, Chief Financial
                                 Officer - South Europe Region, Vice President -
                                 Healthcare  Management Services division,  Vice
                                 President - UCL Engineering SA ("UCLE")



Frederic Herren             41   Limited  Chief  Operating   Officer  -  Unilabs
                                 International ("ULINT"), a subsidiary of the Company

Edgard Zwirn has been Chairman and a member of UniHolding's board of directors since April 28, 1994. Edgard Zwirn was appointed as Chief Executive Officer of UniHolding on April 26, 1994. Edgard Zwirn has been the Chairman of the board of directors of Unilabs Holdings SA (a Panama corporation, "Holdings", which is the Company's largest shareholder) since 1993, ULSA since 1989, J.S. Pathology, Ltd. ("JSP") since 1993, Unitabs Group Ltd. ("UGL") and United Laboratories Ltd. ("ULL") since its inception deemed November 10, 1993, and UCLE since its inception in December 1991. He has been Chairman of the board, President and Chief Executive Officer of Unilabs Holdings SA (a Swiss corporation which is the parent company of Holdings, "Swiss Holdings") since 1987. He has been President of UGL since October of 1993. Edgard Zwirn has been a member of Unilab
Corporation's board of directors since November 1993 after having served as a member of the board of directors of the predecessor of Unilab Corporation from its formation in November 1988 until November 1993. Mr. Zwirn resigned from the Unilab Corporation board as of June 30, 1995. He has held various senior management positions with companies in Belgium principally in the areas of computer software for medical applications and technical equipment leasing. Previously, he had been a director of IESA Investissements SA from April 1987 to February 1992.

Enrico Gherardi has been a Management and Financial Consultant and continues to act as a consultant for various companies in Europe on both management and marketing related issues. Enrico Gherardi has been a Director of the Company since June 20, 1994. He has been a Director of Team International, Inc., a Massachusetts corporation, since its inception in April 1993. He became Chairman of the board of directors of Team International in November 1993. Enrico Gherardi has been a Director of ULL since April 30, 1996, and a Director of ULSA since November 28, 1995.

Mr. Gherardi was appointed Secretary of UniHolding in April 1996.


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



Alessandra van Gemerden has been a member of UniHolding's board of directors since July 1996. She holds degrees in Management and Psychology and has had prior experience in public relations and management of investment portfolios. Alessandra van Gemerden has been a Director of ULL since April 30, 1996. Ms. van Gemerden holds directorships in various non-U.S. corporations involved in the asset management business. She is the niece of Mr. Gherardi.

Tobias Fenster has been a member of UniHolding's board of directors since July 1996. He holds degrees in Industrial Engineering and Business Administration from Stanford University. His previous work experience includes consulting services with Booz Allen & Hamilton and management of closely-held enterprises in the wood industry and in the computer distribution industry. Tobias Fenster currently is General Manager of United Laboratories Espana S.A., a subsidiary of the Company ("ULSP"). Mr. Fenster has been a Director of ULL since April 30, 1996. Mr. Fenster is Mr. Zwirn's brother-in-law.

Daniel Regolatti has been a member of UniHolding's board of directors and of the Audit Committee since October 1996. From 1957 to 1992, Mr. Regolatti held various positions with the Nestle group of companies, including his last position as director of finance at the Nestle world headquarters. He is currently an independent consultant in management and finance. Mr. Regolatti is a director of several Swiss companies including a bank. He currently also is a director of ULSA.

Pierre-Alain Blum has been a member of UniHolding's board of directors and of the Audit Committee since October 1996. Mr. Blum was the founder of the EBEL Swiss watch manufacturing group in 1970. He left EBEL in 1996. He currently is an independent consultant in management. Mr. Blum is a director of several companies in various countries. He currently also is a director of ULSA.

Paul Hokfelt was appointed Executive Vice President and Chief Operating Officer of UniHolding as of June 1, 1995. Mr. Hokfelt has been Executive Vice President and Chief Operating Officer of UGL from November 1993 to July 1996. He has been a Director of UGL from April 1994 to July 1996. He was the General manager of ULSA from 1989 to 1994. From 1987 to 1989, Paul Hokfelt was a self-employed consultant and the manager of a finance company acquired by Swiss Holdings in 1988. From 1978 to 1987, he held various management positions with various financial institutions, including the Finans Skandic and Barclays Bank groups.

Bruno Adam was a member of UniHolding's board of directors from April 1994 to October 1996. Mr. Adam has been the Chief Financial Officer of UniHolding since May 1994. He has been the Chief Financial Officer and an Executive Vice President of Swiss Holdings since 1988. Mr. Adam has been a Director of Holdings since 1993, Chief Financial Officer of ULSA from 1988 to 1993, and a Director of UGL from November of 1993 to July 1996. Prior to 1988, he was employed by Arthur Andersen in their Geneva offices.

Eric Wavre was  appointed  Executive  Vice  President  and Chief  Financial  and
Administrative OfficerEuropean Affairs of UniHolding as of June 1, 1995. Mr. Wavre has been Executive Vice President and Chief Financial and Administrative Officer of UGL from January 1994 to July 1996. He was a Director of UGL from April 1994 to July 1996. From 1978 to 1993, Eric Wavre held various management positions at Swiss Bank Corporation in Geneva where he was first hired as a lawyer in the Legal Department in 1978. He then joined the Domestic Credit Department in 1981 and was

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



appointed Senior Vice President in charge of the Commercial Division in 1992, after having been the Senior Vice President at the Luxembourg branch in charge of the Logistic, Finance and Commerce Divisions from 1988 to 1990.

Joseph Schuler was appointed as Executive Vice President and Chief Operating Officer of ULSA in June 1994. From 1989 to 1994, Dr. Joseph Schuler was Executive Vice President of Enzymlabor Dr. H. Weber AG, a laboratory owned by ULSA. He was also the Department Chief of Hematology in such laboratory from 1986 to 1989. Dr. Joseph Schuler has also previously worked as a medical doctor in several Swiss hospitals.

Miguel Payro has been a Vice President in charge of operations of UCLE since 1994. Since October 1996, he has been appointed Chief Financial Officer of UCT and of the South Europe Region. Further, also from October 1996, he has been appointed Vice President of the newly-created Healthcare Management Services division. From 1993 to 1994, he was a Vice President of ULSA. From 1991 to 1993, he was an officer at Holdings. From 1989 to 1991, Miguel Payro was employed by Banque Paribas (Suisse) SA where he was a manager, active in mergers and acquisitions and acquisition financing. From 1986 to 1988, he was Assistant Vice President of Manufacturers Hanover (Suisse) SA in charge of the New Bond Issue and Syndication Department.

Frederic Herren joined ULSA in November 1995 and was appointed Chief Operating Officer of ULINT in October 1996. Mr. Herren was from 1980 to 1987 a member of the Executive Board and Director of international activities of the World Economic Forum in Geneva. From 1987 to 1995, he was a Vice President of Economic Affairs at SGS Societe Generale de Surveillance in Geneva, where his activities included business development in Asia and Eastern Europe.

Meetings of the Board of Directors

      The board of directors of the Company met (or executed written consents) six times during the last full fiscal year of the Company. None of the incumbent directors attended or participated, either telephonically or in person, fewer than 75% of the aggregate of (i) the total number of meetings and written consents of the board of directors held or executed during the period such person served as a director and (ii) the total number of meetings held by committees of the board of directors on which such person served.

Audit Committee

      The Audit Committee of the board of directors of the Company, which was established on September 23, 1996, now consists of Messrs. Zwirn, Regolatti and Blum. The Audit Committee has not yet convened since it was established. The functions performed by the Audit Committee include oversight of the financial condition and affairs of the Company and advance review of any transaction out of the ordinary course of business.

      As of the date hereof, there are no material proceedings to which any director, officer or affiliate of the Company or any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the registrant or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Requirements

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and of Form 5, amendments thereto and representations with respect thereto furnished to the Company during its most recent fiscal year, no director, officer, or beneficial owner of more than 10% of any class of equity security of the Company registered pursuant to Section 12 of the Exchange Act or any other person subject to
Section 16 of the Exchange Act with respect to the Company because of the requirements of Section 30 of the Investment Company Act or Section 17 of the Public Utility Holding Company Act failed to file any such Form on a timely basis during or in respect of the Company's most recent fiscal year, except that Holdings filed two reports late during the most recent fiscal year.

                            EXECUTIVE COMPENSATION

      From 1991 through April 1994, none of the Company's directors or executive officers were compensated for their services. At present, no Director of the Company is compensated for his services to the Company in such capacity.

      The following table sets forth the annual and long-term compensation paid or accrued by the Company for services rendered in all capacities to UniHolding and its subsidiaries during the last three years of those persons who were at May 31, 1996, (i) the Chief Executive Officer of the Company and (ii) the other three executive officers of the Company whose total annual salary and bonus for the year ended May 31, 1996 exceeded $100,000.

                        SUMMARY COMPENSATION TABLE (1)

                             Long Term Compensation
                               Annual Compensation          Awards
  Name and
Principal Position       Year      Salary and Bonus ($)      Options (#) (6)
------------------       ----      --------------------      ---------------

Edgard Zwirn (2)         1996         $ 475,000                  112,821
Chairman of the Board    1995         $ 470,000                  50,000
                         1994         $ 428,000                  -0-

Paul Hokfelt (4)         1996         $ 481,000                  30,000
Chief Operating Office   1995         $ 420,000                  12,500
                         1994         $ 350,000                   -0-

Bruno Adam (3)           1996         $ 380,000                  20,000
Chief Financial Office   1995         $ 354,000                  10,000
                         1994            -0-                      -0-


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Eric Wavre (5)        1996         $ 406,000               20,000
Treasurer, CFO-Europe 1995         $ 414,000                2,500
                      1994         $ 350,000                 -0-

 (1) Until May of 1996 and the date hereof, UniHolding did not compensate any of its Directors or Executive Officers. All Directors and Executive Officers are compensated by Company subsidiaries.

(2) Since the fiscal year 1994 Mr. Edgard Zwirn is compensated by the Company's subsidiary, ULSA, through a Management Consulting Agreement providing for a management fee of SFr 600,000 annually (approximately $ 475,000 as of May 31,
1996) paid to a company wholly-owned by Mr. Zwirn. The management contract replaced his previous employment contract with ULSA.

(3) Mr. Bruno Adam began his employment with ULSA, a subsidiary company, in June 1994.

(4) During the years ended May 31, 1996 and 1995, Mr. Hokfelt was compensated by ULSA and by ULL, whereas in the previous year, he was compensated by ULSA.

(5) Mr. Eric Wavre began his employment with ULSA, a subsidiary company, in January 1994

(6) The Company has granted such Options to such individuals on August 17, 1995, and July 9, 1996, with such Options so granted not being exercisable until February 17, 1997 and January 9, 1998, respectively.

Stock Options

      The Company adopted a Stock Option Plan dated June 28, 1994 whereby options may be granted to directors, key officers or management personnel of the Company or any of its subsidiaries or affiliates. The aggregate number of shares available for issuance under such Plan, as amended, is 500,000 shares of the Company's common stock each year. The Administrator, acting in agreement with a majority of the board of directors, determines the number of shares which shall be subject to each Option, the time or times when such Option(s) shall be granted, the exercise date(s) of such Option(s), and the exercise price of each option, but not less than 100% of the fair market value of the common stock on the date of granting such Option. This Plan will expire as of June 28, 2004.

      On August 17, 1995, the Company implemented its amended Stock Option Plan with the grant of 163,750 shares of common stock to certain of its personnel. The options so granted are exercisable beginning in February 1997.

      On July 9, 1996, a total of 357,142 additional options were granted. These options are all exercisable beginning in January 1998.

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




      The options granted by the Company to its executive officers named in the Summary Compensation Table for the year ended May 31, 1996, are as follows:


                       Option Grants in Last Fiscal Year


                                                               Potential Realizable Value at
                                                               Assumed Annual Rates of Stock
                                                                 Price Appreciation for Option
          Individual Grants                                                 Term
-----------------------------------------------------------    -------------------------------
             Number    Percent of                                     Potential     Potential
               of      Total Options                                  realization   realization
 Executive   Options   Granted to                 Expiration           value       value
    Name     Granted    Employees  Exercise Price   Date              at 5% ($)    at 10% ($)

Edgard Zwirn   112,821       31%      16.00       6-28-2004           576,121    1,492,707

Bruno Adam     20,000        6%       16.00       6-28-2004           102,130     264,615

Paul Hokfelt   30,000        8%       16.00       6-28-2004           153,195     396,923


Eric Wavre     20,000        6%       16.00       6-28-2004           102,130     264,615


      In addition, on July 9, 1996, the Company granted Mr. Enrico Gherardi, a Director, an option for 112,821 shares of common stock at a price of $ 16.00 per share exercisable on or after January 9, 1998.

      The aggregate number of options granted to date by the Company to the above named persons are as follows:


   Executive Name     Fiscal Year 1995   Fiscal Year 1996  Aggregate Options

Edgard Zwirn               50,000            112,821            162,821

Bruno Adam                 10,000             20,000             30,000

Paul Hokfelt               12,500             30,000             42,500

Eric Wavre                  2,500             20,000             22,500


Enrico Gherardi            50,000            112,821            162,821

      The options granted in fiscal year 1995 will become exercisable on or after February 17, 1997, while those issued in fiscal year 1996 will become exercisable on or after January 9, 1998. None of the options granted are in the money.

Compensation Committee

      The Company does not have a Compensation Committee; the board of directors determines the compensation of executive officers from time to time. No current or former officers or employees of the Company or any of its subsidiaries participated in deliberations of the board of directors with respect to executive compensation.

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



Pension Benefits

      Other than Mr. Edgard Zwirn, who is compensated through a management contract with a company he owns, all of the named executive officers have retirement benefits pursuant to mandatory provisions of Swiss law. Under this system, amounts ranging from 9% and 15% of each employee's compensation, depending on age and sex, is deducted by the Company and paid to the Swiss social security system and to such employee's account in a fund managed by an independent insurance company, while the Company contributes like amounts. In addition to the legally required plans, the Company offers to its executive officers and other employees supplemental retirement programs, based upon a defined contribution system. During the year ended May 31, 1996, the Company's contribution to the supplemental retirement programs of the named executive officers averaged approximately $30,000 for each. Upon termination of employment contracts, the total employer contribution may be transferred to new pension plans. Relative to its executive officers, the Company has no other pension or retirement liability and has no unfunded liability.

Employment Agreements

      Mr. Bruno Adam's employment agreement does not contain any special clause other than a notice period of 12 months by either party, with or without cause. His agreement does not contain any provisions of mandatory bonus or additional compensation based upon Company performance or results.

      Mr. Paul Hokfelt's employment agreement does not contain any special clause other than a notice period of 12 months by either party, with or without cause. His agreement does not contain any provisions of mandatory bonus or additional compensation based upon Company performance or results.

      Mr. Eric Wavre's employment agreement does not contain any special clause other than a notice period of 12 months by either party, with or without cause. His agreement does not contain any provisions of mandatory bonus or additional compensation based upon Company performance or results.

      The board of directors of the Company may award bonuses or incentive pay to employees during the year at their discretion.

      During the year ended May 31, 1996, the Company made payments for consultancy services to an individual related to Mr. Gherardi, a Director of the Company. The Company paid SFr. 600,000 (approximately $507,000) under this contract during the year ended May 31, 1996.

Performance Graph

      The following graph shows, for the completed fiscal years of the Company since the 1994 acquisition of the clinical laboratory business, the cumulative total return of the Company's Voting Common Stock, as compared to the cumulative total return for the NASDAQ Stock Market (U.S.
& Foreign) Index and the NASDAQ Health Services Stocks Index.


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




COMPARISON OF CUMULATIVE TOTAL RETURNS

                            Nasdaq Stock   Nasdaq health
  Date          Company        Market         Services
                  Index         Index          Index
                --------    ------------  ---------------
05/31/94          0.000        94.351          92.249
06/30/94          0.000        90.634          85.641
07/29/94          0.000        92.782          87.707
08/31/94          0.000        98.422          96.265
09/16/94        100.000       100.000         100.000
09/30/94         96.000        98.285         102.356
10/31/94        100.000        99.996         103.753
11/30/94        101.000        96.491         100.940
12/30/94         92.000        96.661          98.987
01/31/95        100.000        96.993         104.005
02/28/95         96.000       101.952         103.069
03/31/95         80.000       105.144         108.460
04/28/95         82.000       108.560          91.904
05/31/95         86.000       111.227          91.348
06/30/95         84.000       120.188          93.358
07/31/95         87.000       128.778         103.097
08/31/95         76.000       131.293         103.324
09/29/95         88.000       134.504         108.398
10/31/95         72.000       133.465         106.798
11/30/95         68.000       136.586         120.057
12/29/95         76.000       135.750         125.735
01/31/96         65.000       136.666         131.080
02/29/96         56.000       142.042         133.687
03/29/96         67.000       142.345         131.091
04/30/96         60.500       153.971         143.685
05/31/96         61.000       160.990         151.089


Independent Public Accountants

      Richard A. Eisner & Company, LLP were independent public accountants to the Company for the fiscal year ended May 31, 1996. Accountants will next be submitted for election by the stockholders at the annual meeting of the stockholders in 1997.


CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

      The following sets forth certain relationships among beneficial shareholders, executive officers and directors of the Company, in particular, the relationship between Mr. Zwirn and Mr. Adam as executive officers and directors of the Company, of Unilabs Holdings SA, a Swiss corporation ("Swiss Holdings"), and of Unilabs Holdings SA, a Panamanian corporation ("Holdings").

      The Company entered the clinical laboratory industry on March 31, 1994, when the Company acquired a majority interest in a group of companies in the European clinical laboratory industry pursuant to a Stock Exchange Agreement dated March 9, 1994 (the "Acquisition Agreement") with Unilabs Holdings SA, a Panama corporation ("Holdings"). In accordance with the Acquisition Agreement, the Company (1) issued 3,275,865 shares of Common Stock, par value $0.01 (the "Common Stock") to Holdings, thereby giving Holdings 65.75% of the outstanding shares of the Company, (2) issued a promissory note in the principal amount of $18 million bearing interest at the annual rate of five percent (5%) to Holdings, and (3) canceled a loan in the approximate amount of $2.9 million due to the Company from Holdings. In exchange, the Company received 60% of the outstanding shares of Unilabs Group Limited, a British Virgin Islands corporation ("UGL"), and 100% of the outstanding shares of Uni Clinical Laboratories UCL Engineering SA, a Switzerland corporation ("UCLE") from Holdings. Pursuant to the terms of the Acquisition Agreement, the Company also received options to purchase Holdings' majority interests in its Italian and Spanish operating subsidiaries, which the Company exercised on May 31, 1995. Pursuant to the Acquisition Agreement, Holdings assigned to the Company its rights and obligations under the Stockholders' Agreement with Unilab Corporation concerning UGL. In connection with the acquisition of 40% of UGL from Unilab Corporation on June 30, 1995, such Stockholders' Agreement was terminated.

      During fiscal 1994, UGL acquired some of the minority interests in ULSA from Holdings through an offset of receivables from Holdings (aggregating approximately $10 million) against payables to Holdings. UGL thereafter owned 86% of ULSA.

      On June 22, 1994, the board of directors of the Company determined that it would be in the best interest of the Company to accelerate the payment of the $18 million promissory note (the "Note") to Holdings with shares of the Company's common stock in lieu of cash. The terms of the Note required payment of principal and interest (accruing at 5% per annum), in cash or shares, over five years with the first installment being due March 31, 1995. Holdings accepted early payment of the Note in shares of the Company's common stock in lieu of cash on the basis of $5.50 per share (prior to the reverse split of the Company's common stock). Accordingly, the Company issued 3,310,455 shares to Holdings in consideration for the cancellation of the Note.

      During the year ended May 31, 1995, the Company acquired from Holdings (a) 186 additional shares of ULSA for a consideration of $1,800,000 paid in cash, and (b) the Italian and Spanish laboratory operations for a consideration of $7,342,000 represented by two promissory notes subsequently offset against advances.

      ULSA previously entered into a Cooperation Agreement dated March 25, 1992 with Holdings covering (i) the use of the Unilabs logo and provision of financial and market research advisory services to ULSA ("General Services") and
(ii) mergers and acquisitions advisory services. The agreement, which expired on May 31, 1996, provides for an annual general services fee of $238,000 payable by ULSA. The Cooperation Agreement was assigned to and assumed by UniHolding pursuant to the Acquisition Agreement. Holdings also billed ULSA an additional $355,000 for general and administrative expenses and $282,000 as a finder's fee in relation to the acquisition of JSP during fiscal year 1994. The Company also billed Holdings $387,000 relating to laboratory management and consulting services in fiscal 1994. The management fees paid to Holdings by the Company provided for, among other things, the services of Mr. Bruno Adam up to May 31, 1994.

      In December 1993, the Company extended a loan of approximately $2.9 million to Holdings bearing interest at an annual rate of 3.375% which was subsequently canceled by the Company on March 31, 1994, in partial consideration for the acquisition of the European clinical testing companies.

      Edgard Zwirn, as CEO of the Company, is compensated for his services through and pursuant to a Management Consulting Agreement between a subsidiary of the Company, ULSA, and Maruca SA, a company which is wholly-owned by Mr. Zwirn. The agreement requires an annual payment of SFr 600,000 (approximately $450,000 as of December 4, 1996) for a term of five years which commenced as of June 1, 1993.

      During the year ended May 31, 1995, the Company entered into a management services contract with a company which is affiliated with Mr. Gherardi, a Director of the Company. The Company paid SFr. 600,000 (approximately $470,000) under this contract during the year ended May 31, 1995. As of May 31, 1995, the contract was terminated. During the year ended May 31, 1996, the Company made payments for consultancy services to an individual related to Mr. Gherardi, a Director of the Company. The Company paid SFr. 600,000 (approximately $507,000) under this contract during the year ended May 31, 1996.

      During the year ended May 31, 1996, UniHolding acquired 155,000 shares of UniHolding's common stock from Holdings for $2,900,000, the fair market value of such shares which was less than the cost of such shares to Holdings. The Company also purchased 13,000 shares of UniHolding's common stock for $217,000.

      On September 14, 1995, UGL entered into an agreement with Health Strategies Limited ("HSL"), a company which may be deemed to be related to the Company for the reasons mentioned below, and which the Company believes may be deemed to be controlled by a director of Unilab Corporation, whereby a new company, MISE S.A. ("MISE") was formed. UGL invested $3,005,000 in MISE for 33.3% of the voting rights and for 66.6% of the equity in MISE stock, of which $2,005,000 was paid during the year ended May 31, 1996, and the balance is payable in two installments of $500,000 each in September 1996 and 1997. HSL owns the remaining voting and equity interests in MISE for which it contributed a nominal amount of cash and its agreement to obtain for MISE certain know-how and related software and services. MISE then acquired for $1,500,000 certain know-how and computer software from HSL, which know-how and software were simultaneously acquired for $250,000 by HSL from Medical Diagnostic Management, Inc. ("MDM"), which may be deemed to be related to HSL, and, for the reasons mentioned below, may also be deemed to be related to the Company. Further, MISE committed to pay HSL a total of $1,500,000 for certain plans for marketing the know-how and software in several European countries. Out of such amount, $500,000 was paid during the year ended May 31, 1996, and the balance is payable in two installments of $500,000 each in October 1996 and 1997. The fee agreed for the marketing plans also includes support services and customization to European needs. As of December 4, 1996, the installment due in October 1996 (as well as the capital contribution in September 1996) has not been paid because HSL has not completed certain services it committed to deliver. Management believes however that such delivery will occur shortly, at which time payment will then be made. Based upon MDM's representations, MDM's board of directors include two directors or officers of Unilab Corporation. Unilab Corporation may be deemed to be a related party of the Company by virtue of the $15,000,000 note due to Unilab Corporation in connection with the acquisition of Unilab

Corporation's 40% investment in UGL on June 30, 1995, which note may under certain circumstances be converted by Unilab Corporation into UniHolding Common Stock. None of those two directors or officers of Unilab Corporation are directors or officers of UniHolding, and no director or officer of UniHolding has any direct or indirect interest in either of HSL or MDM. The acquisition value of the know-how was determined on MISE's behalf through negotiations between the Company and a director of MDM who is also a director of Unilab Corporation, and was agreed upon by the UGL and UniHolding boards of directors. The director of Unilab Corporation is HSL's designee to the board of directors of MISE.

      Following is a list of entities which are affiliated with the Company:

Holdings. Swiss Holdings owns 100% of Holdings. Edgard Zwirn is Chairman. Bruno Adam is Director, Secretary and Chief Financial Officer of Holdings. On May 31, 1996, the Company had an intercompany receivable of $4.7 million due from Holdings.

Swiss Holdings. Edgard Zwirn is Chairman of the board of directors of Swiss Holdings and, together with certain members of his immediate family, he owns 23.3% of the voting and equity interests in Swiss Holdings. Bruno Adam is Executive Vice President and Chief Financial Officer of Swiss Holdings.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      As of December 4, 1996, there were issued 6,157,118 shares of Voting Common Stock, the only class of voting securities of the Company. Each share of Voting Common Stock entitles its holder to one vote, with the exception of 168,000 shares of Voting Common Stock held in treasury by the Company. There are accordingly 5,989,118 shares of Voting Common Stock presently with voting rights. Because the Majority Holders have by written consent approved the amendment and restatement of the Certificate of Incorporation and the Bylaws of the Company, no consents or proxies are being solicited of the holders of the Voting Common Stock.

      The following table sets forth, as of December 4, 1996 the name and address of each person known to the Company to be the beneficial owner of more than 5% of the Voting Common Stock, the total number of shares of common stock owned by each such person and the percentage of the class owned by each such person. Except as otherwise noted, each such person has full voting and investment power with respect to the shares so owned.

   Title of Class      Name and Address       Amount and    Percent of Class (1)
                     of Beneficial Owner      Nature of
                                              Beneficial
                                              Ownership

Voting Common        Unilabs Holdings SA      2,424,979            37.56%
Stock                53rd Street
                     Urbanizacion Obarrio
                     Torre Swiss Bank
                     Sixteenth Floor
                     Panama

         "           Edgard Zwirn (2)         2,561,266            39.68%
                     28, Chemin
                     Bellefontaine
                     1223 Cologny,
                     Switzerland

                     Alessandra Van            490,125              7.59%
                     Gemerden (3)
                     12, place de Cornavin
                     CH 1211 Geneva,
                     Switzerland

         "           Morgan Stanley & Co.      333,333              5.16%
                     Inc.
                     1585 Broadway
                     New York, NY 10036

         "           SBC Equity Partners       298,384              4.62%
                     1, Europastrasse
                     8152 Opfikon,
                     Switzerland

         "           All Directors and        3,254,278            50.41%
                     Executive Officers as
                     a group (4)


                     SBC Equity Partners
Non-Voting Common    1, Europastrasse
Stock, par value $0.08152 Opfikon,
per share            Switzerland               298,384             100.00%

----------
(1) Percent of Class is calculated by dividing the number of currently issued and outstanding shares held by such beneficial owner by the total number of currently issued and outstanding shares of the

     Company.

(2) Edgard Zwirn may be deemed to be the beneficial owner of 2,424,979 shares by virtue of his position as Chairman of the Board of Unilabs Holdings SA, a Switzerland corporation ("Swiss Holdings") which is the parent of Unilabs Holdings SA (Panama). However, Mr. Zwirn disclaims beneficial ownership of such shares except for 22.3% thereof, his proportionate ownership of Swiss Holdings or 540,770 shares. He directly owns 136,287 shares of the Common Stock of the Company. Mr. Zwirn has the right to acquire an additional 50,000 shares of common stock pursuant to an option granted by the Company on August 17, 1995 and exercisable in February 1997, and 112,821 shares of common stock pursuant to an option granted by the Company on July 9, 1996 and exercisable in January 1998.

(3) On July 9, 1996, the Company granted options to its other executive officers totaling 70,000 shares of common stock of the Company exercisable in January of 1998. Alessandra Van Gemerden, a Director, is deemed to beneficially own 490,125 shares of the Company's Common Stock; however, Ms. Van Gemerden disclaims beneficial ownership of such shares except for 90,125 thereof.

(4) Of the officers and directors as a group, Edgard Zwirn may be deemed to beneficially own 2,561,266 shares of the Company's Common Stock. Enrico Gherardi, a Director, is deemed to beneficially own 202,875 shares of the Company's Common Stock. Mr. Gherardi has the right to acquire 50,000 shares of common stock of the Company pursuant to an option granted by the Company on August 17, 1995 and exercisable in February 1997, and 112,821 shares of common stock pursuant to an option granted by the Company on July 9, 1996 and exercisable in January 1998. On August 17, 1995, the Company granted options to its other executive officers totaling 27,500 shares of common stock of the Company exercisable in February of 1997. On July 9, 1996, the Company granted options to its other executive officers totaling 70,000 shares of common stock of the Company exercisable in January of 1998. Alessandra Van Gemerden, a Director, is deemed to beneficially own 490,125 shares of the Company's Common Stock; however, Ms. Van Gemerden disclaims beneficial ownership of such shares except for 90,125 thereof.

      Three Swiss pension funds, Retraites Populaires, Caisse de Pensions de l'Etat de Vaud and Caisse Intercommunale de Pensions, acquired 579,038 shares, or approximately then 9.97% of the Company's common stock in 1994. However, no one fund owns over 5% individually and each pension fund maintains its own voting power and control.

      Pursuant to the terms of a Stock Purchase Agreement, dated June 30, 1995, by and between the Company, UGL and Unilab Corporation, the Company acquired 40% of the common stock of UGL in exchange for a promissory note for a principal amount of $15,000,000 (the "Note") and certain other consideration. The principal amount of the Note was due as of June 30, 1996. Pursuant to the terms of the Note, unless all amounts owed under the Note are fully repaid prior to January 1, 1997, and the parties otherwise comply with the covenants related thereto, the Note shall be converted into shares of the Company's publicly traded common stock at a per share conversion rate equivalent to 75% of the average closing market price of such stock during the last 90 trading days of 1996. As of December 4, 1996, the principal amount of the Note remains unpaid.

         DESCRIPTION OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
                               AND TO THE BYLAWS

I. Classified Board Amendment

General

      The board of directors has adopted, and the Majority Holders have approved by written consent, amendments to the Certificate of Incorporation of the Company (collectively, the "Classified Board Amendment") which, in general: (i) provide that the number of directors may be fixed from time to time by or pursuant to the Bylaws; (ii) classify the directors into three separate classes, as nearly equal in number as possible, with one class being elected each year;
(iii) require advance notice, as specified in the Bylaws, for nomination of directors by stockholders; (iv) provide that any vacancy on the board of directors may be filled by the remaining directors then in office, even though less than a quorum; (v) provide that directors may be removed only for cause and only with the approval of holders of 75% or more of the voting power of the Company's voting stock; and (vi) require the vote of 75% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with any of the foregoing provisions. Certain related amendments to the Bylaws which were concurrently approved by the board of directors and the Company's stockholders are discussed below.

Purposes and Effects of the Classified Board Amendment

      General. The Classified Board Amendment, as a whole, is intended to (i) promote continuity and stability in the management and policies of the Company,
(ii) encourage potential acquirers to negotiate with the board of directors, acting on behalf of the Company and its stockholders, (iii) enhance the bargaining position of the board of directors in such negotiations, and (iv) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders.

      Classification of the Board of Directors. The DGCL permits the board of directors to be divided into classes serving staggered terms. Under the Classified Board Amendment, the Company's directors will be divided into three classes, with the terms of two directors expiring at the annual meeting of stockholders to be held in 1997, the terms of two directors expiring at the annual meeting of stockholders to be held in 1998 and the terms of the remaining two directors expiring at the annual meeting of stockholders to be held in 1999. Commencing with the annual meeting of stockholders to be held in 1997, one class of directors will be elected for a three-year term at each annual meeting of stockholders. If at any time the size of the board of directors is changed, the increase or decrease in the number of directors will be apportioned among the three classes to make all classes as nearly equal as possible. Under the Classified Board Amendment, the vote of 75% of the voting power of the Company's voting stock will be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in this paragraph. The board of directors has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the board or of any class of directors.

     The board of directors believes that a classified board will promote continuity and stability in the management and policies of the Company because, absent extraordinary circumstances, a majority of the Company's directors at any given time will have had prior experience as directors of the Company. The board further believes that such continuity and stability will facilitate long-term planning for the Company's business. The classification of directors will have the effect of making it more difficult to change the composition of the board of directors. Absent extraordinary circumstances, at least two stockholders meetings, instead of one, will be required to effect a change in the majority control of the board of directors, except in the event of vacancies resulting from removal for cause or other reason (in which case, the remaining directors would fill the vacancies so created as described below). The classification provisions will apply whether or not a change in the board of directors would be beneficial to the Company and its stockholders and whether or not some stockholders believe that such a change would be desirable.

      Removal of Directors Only for Cause. Under the DGCL, unless the corporation's certificate of incorporation otherwise provides, the holders of a majority of the shares then entitled to vote at an election of directors may effect the removal of directors of a corporation the board of directors of which is classified, but only for cause. Under the Classified Board Amendment, directors of the Company can be removed by stockholders only for cause, and then only by the vote of the holders of 75% of the voting power of the Company's voting stock, voting together as a single class. In addition, the vote of 75% of the voting power of the Company's voting stock will be required for the amendment or repeal of, or the adoption of any provision inconsistent with, such provisions. This portion of the Classified Board Amendment is intended to preclude a potential acquirer or other stockholder from removing incumbent directors without cause, but will permit the holders of 75% of the voting power of the Company's voting stock, voting together as a single class, to remove directors for cause. The primary purpose of this portion of the Classified Board Amendment is to preclude the removal of any director or directors by the proponent of an unsolicited takeover proposal or another stockholder, unless removal is warranted for reasons other than control of the board of directors. The precise meaning of "cause" in the context of director removal has not been conclusively established under Delaware law. The Delaware courts have held that actions such as embezzlement, disclosure of trade secrets and other violations of fiduciary duty constitute "cause" in this context. Conversely, the Delaware courts have indicated that a desire to take over the management of a corporation or the failure to cooperate with management do not constitute "cause" in this context. In order to clarify this ambiguity, the Classified Board Amendment defines cause as "willful misconduct in connection with [one's] duties as a director, officer or employee of the Company."

      Advance Notice of Nomination of Directors. Under the Classified Board Amendment, advance notice, as specified in the Bylaws, is required for the nomination of directors by stockholders. Pursuant to the related provisions of the Amended and Restated Bylaws, as adopted by the board of directors and approved by the stockholders of the Company, a stockholder who wishes to nominate one or more persons for election to the board of directors is required to deliver to the Secretary of the Company notice of such intention not later than the date which is ninety days prior to the anniversary date of the preceding annual meeting. The vote of 75% of the voting power of the Company's voting stock will be required for the amendment or repeal of, or the adoption of any provision inconsistent with, such provisions. The primary purpose of this portion of the Classified Board Amendment is to make it more difficult for the proponent of an unsolicited takeover proposal or another stockholder to seek to replace current directors and to ensure that the Company has adequate time to prepare for any contested election of directors.

      Filling of Vacancies on the Board of Directors. Under the Classified Board Amendment, a vacancy on the board of directors, including a vacancy created by an increase in the number of directors, occurring prior to the expiration of the term in office of the class in which such vacancy occurs, can be filled by the remaining directors, but not by the stockholders. The Classified Board Amendment also provides that any director elected to the board of directors to replace another director will hold office for the unexpired term of the director he or she replaced and a director elected by the board of directors to fill a vacancy created by an increase in the number of directors will hold office until the next election for the class to which he or she was elected. The vote of 75% of the voting power of the Company's voting stock will be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the provision described in this paragraph.

      Although the Classified Board Amendment will permit the holders of 75% of the voting power of the Company's voting stock, voting together as a single class, to remove directors for cause, only the directors will have the power to fill the vacancies created by such removal. The primary purpose of this portion of the Classified Board Amendment is to preclude a potential acquirer or other stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

      Fixing the Size of the Board of Directors. The Classified Board Amendment provides that the number of directors will be as authorized by or pursuant to the Bylaws. Pursuant to the related provisions of the Amended and Restated Bylaws, as adopted by the board of directors and approved by the stockholders of the Company, the number of directors is to be fixed from time to time by resolution of the board of directors. The Classified Board Amendment and the related provisions of the Amended and Restated Bylaws further require the vote of 75% of the voting power of the Company's voting stock for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in the immediately preceding two sentences. The primary purpose of this portion of the Classified Board Amendment is to prevent a potential acquirer or other stockholder from increasing the number of directors and attempting to fill those vacancies. The board of directors has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the board or of any class of directors.

      Amendment of the Certificate of Incorporation. Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the holders of a majority of the outstanding shares entitled to vote thereon and, in certain cases, of a majority of the outstanding shares of each class entitled to vote thereon as a class. The DGCL also permits provisions in a corporation's certificate of incorporation that require a greater vote than the vote otherwise required by law for any corporate action. The requirement of an increased stockholder vote for amendment of the provisions contained in the Classified Board Amendment is designed to prevent a potential acquirer or other stockholder controlling a majority of the voting power of the Company's stock from avoiding the requirements thereof by simply amending such provisions.

      Certain Takeover-Related Considerations. The board of directors believes that the provisions of the Certificate of Incorporation of the Company prior to the adoption of the Classified Board Amendment resulted in an unacceptable vulnerability to potentially coercive or unfair takeover practices and takeover proposals or takeover-related tactics which are inadequate or otherwise not in the best interests of the Company and its stockholders. In particular, the board of directors believes


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



that the imminent threat of the removal and replacement of a majority or all of the Company's directors by means of a proxy contest in connection with an unsolicited takeover proposal could severely curtail the ability of the board of directors effectively to (i) negotiate with the potential acquirer to improve the terms of such proposal or (ii) otherwise respond to such proposal, including, under appropriate circumstances, by developing or implementing alternatives designed to provide superior value to the Company's stockholders. Moreover, because of the serious disruption to the Company's management, policies and business operations that would likely result from a replacement of a majority or all of the Company's directors, it is possible that even a person who was not seriously interested in acquiring control of the Company could seek to use the threat of a proxy contest or takeover proposal as a means to pressure the Company to repurchase such person's voting securities at a substantial premium over market price in order to avoid such disruption.

      The Classified Board Amendment is not intended to, and the board of directors believes that it will not, deter fully priced and financed cash offers for all outstanding shares of Common Stock because the fiduciary duties of the board of directors will require it to act in the best interests of the Company and its stockholders in responding to an unsolicited takeover proposal. Rather, the board of directors believes that the Classified Board Amendment will (i) promote continuity and stability in the management and policies of the Company,
(ii) encourage potential acquirers to negotiate with the board of directors, acting on behalf of the Company and its stockholders, (iii) enhance the bargaining position of the board of directors in such negotiations, and (iv) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders. It is possible, however, that the Classified Board Amendment could have the effect of discouraging an unsolicited takeover proposal and making it more difficult to replace the existing board of directors and management, even though such a proposal or replacement might be beneficial to the Company and its stockholders and even though some stockholders might otherwise desire such a proposal or replacement. Acquisitions or other changes in control which are proposed and effected without prior consultation and negotiation with the existing board of directors and management are not necessarily detrimental to the Company and its stockholders. The board of directors, however, believes that the benefits of continuity and stability in the management and policies of the Company and the enhancement of the ability of the board of directors to negotiate with the proponents of unsolicited takeover proposals and otherwise respond to such proposals outweigh the disadvantages of potentially discouraging such proposals and the possibility of self-interest by management.


II. Stockholder Action Amendment

General

      The board of directors has adopted, and the Company's stockholders have approved, amendments (collectively, the "Stockholder Action Amendment") to the Company's Certificate of Incorporation which, in general, (i) provide that special meetings of the Company's stockholders may be called only by the Chairman, the President or the Secretary of the Company within 10 calendar days of receipt of the written request of a majority of the directors then in office and not by stockholders and require the vote of 75% of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision, (ii) provide that the Bylaws of the Company may be amended by a resolution of the board of directors, and (iii) provide that the Bylaws of the Company may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the vote of 75% of the voting power of the Company's voting stock.

Purposes and Effects of Proposed Stockholder Action Amendment

      General. The Stockholder Action Amendment, as a whole, is intended to (i) give all stockholders an opportunity to participate at a meeting in the determination of any proposed stockholder action, (ii) minimize the potential expense and distractions associated with stockholder proposals by preventing the proponents thereof from forcing the consideration of a proposal prior to the next annual meeting of stockholders or such earlier time as an officer of the Company having the authority to call a special meeting of stockholders deems appropriate, (iii) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders and
(iv) permit the board of directors to amend the Bylaws from time to time in a manner that the board of directors deems to be in the best interests of the Company.

      The existing ability of the CEO, Chairman or Secretary of the Company to call a special meeting of stockholders to act on matters prior to the next annual meeting of stockholders will not be affected by the Stockholder Action Amendment. The Stockholder Action Amendment applies to all special meetings of stockholders, irrespective of the purpose thereof, and will prevent stockholders from calling a special meeting, even though some stockholders might otherwise desire to do so. Additionally, The Stockholder Action Amendment applies to all resolutions of stockholders to amend or repeal the Bylaws or to adopt any provision inconsistent therewith, irrespective of the purpose thereof and even though some stockholders might favor such an amendment, repeal or provision. The Stockholder Action Amendment also applies to all resolutions of directors to amend or repeal the Bylaws, irrespective of the purpose thereof and even though some stockholders might believe such an amendment or repeal to be undesirable.

      Amendment of the Certificate of Incorporation. Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the holders of a majority of the outstanding shares entitled to vote thereon and, in certain cases, of a majority of the outstanding shares of each class entitled to vote thereon as a class. The DGCL also permits provisions in a corporation's certificate of incorporation that require a greater vote than the vote otherwise required by law for any corporate action. The requirement of an increased stockholder vote for amendment of the provisions contained in the Stockholder Action Amendment is designed to prevent a potential acquirer or other stockholder controlling a majority of the voting power of the Company's stock from avoiding the requirements thereof by simply amending such provisions.

      Amendment of the Bylaws. Under the DGCL, amendments to a corporation's bylaws require the approval of the holders of a majority of the outstanding shares entitled to vote thereon or, if so provided in the certificate of incorporation, approval by a resolution of directors. The requirement of an increased stockholder vote for amendment of the Bylaws is designed to prevent a potential acquirer or other stockholder controlling a majority of the voting power of the Company's stock from avoiding the requirements thereof by simply amending such provisions. The provision permitting the board of directors to amend the Bylaws is designed to enable the board of directors to respond quickly to events (including, inter alia, potentially coercive or unfair takeover practices).

      Certain Takeover-Related Considerations. The board believes that the prior provisions of the Certificate of Incorporation permitting stockholders to force the call of a special meeting resulted in unnecessary vulnerability to potentially coercive or unfair takeover practices and takeover proposals or takeover-related tactics which are inadequate or otherwise not in the best interests of the Company and its stockholders. In particular, the board believes that the ability of stockholders to call a special meeting of stockholders in connection with an unsolicited takeover proposal could severely curtail the ability of the board of directors effectively to (i) negotiate with the potential acquirer to improve the terms of such proposal or (ii) otherwise respond to such proposal, including, under appropriate circumstances, by developing or implementing alternatives designed to provide superior value to the Company's stockholders. Although these potentially detrimental effects were particularly acute in light of the former provisions of the Certificate of Incorporation relating to the election, terms of office and removal of directors, they would not necessarily have been eliminated solely by the implementation of the Classified Board Amendment. A potential acquirer could have sought to effect amendments to the Bylaws or to take other actions at a special meeting of stockholders with the intention of limiting the authority or flexibility of the board and management or otherwise pressuring the board to capitulate to an unsolicited takeover proposal. In addition, under the prior provisions of the Certificate of Incorporation, the board of directors would not have had the ability to amend the Bylaws in order to permit a more effective response to such a proposal or to mitigate or counteract any potentially detrimental effects.

      The Stockholder Action Amendment is not intended to, and the board believes that it will not, deter unsolicited takeover proposals. Rather, the board believes that the Stockholder Action Amendment will (i) give all stockholders an opportunity to participate at a meeting in the determination of any stockholder action, (ii) minimize the potential expense and distractions associated with stockholder proposals by preventing the proponents thereof from forcing the consideration of a proposal prior to the next annual meeting of stockholders or such earlier time as an officer of the Company having authority to call a special meeting of stockholders deems appropriate, (iii) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders and (iv) permit the board of directors to amend the Bylaws from time to time in a manner that the board of directors deems to be in the best interests of the Company. It is possible, however, that under certain circumstances the Stockholder Action Amendment could have the effect of making it more difficult to effect certain elements of an unsolicited takeover proposal, even though such a proposal might be beneficial to the Company and its stockholders and even though some stockholders might otherwise favor such a proposal. Acquisitions or other changes in control which are proposed and effected without prior consultation and negotiation with the existing board and management are not necessarily detrimental to the Company and its stockholders. The board of directors, however, believes that the benefits of giving all stockholders an opportunity to participate at a meeting in the determination of any stockholder action, minimizing potential expenses and distractions associated with stockholder proposals and discouraging certain takeover-related tactics that may be inconsistent with the best interests of the Company and its stockholders outweigh the disadvantages of potentially discouraging such proposals and the possibility of self-interest by management.

                 CERTAIN OTHER TAKEOVER-RELATED CONSIDERATIONS

      Except for the Board Classification Amendment and the Stockholder Action Amendment, the board does not currently contemplate adopting or recommending the approval of any other action which might have the effect of delaying, deterring or preventing a change in control of the Company, except that the board may consider certain amendments to the Bylaws providing for advance notice procedures in connection with director nominations and stockholder proposals (which amendments may be effected by the board without stockholder approval). However, the board of directors has from time to time considered recommending that the stockholders adopt an amendment to the Company's Certificate of Incorporation authorizing the issuance of one or more series of preferred stock. In the event that the board of directors recommends such an amendment to the stockholders of the Company, the affirmative votes of the holders of a majority of the outstanding shares entitled to vote thereon would be required to approve such amendment.

                  CERTAIN EXISTING CIRCUMSTANCES POTENTIALLY
                 AFFECTING A CHANGE IN CONTROL OF THE COMPANY

      Certain provisions of the DGCL, certain provisions of the Certificate of Incorporation and the Bylaws of the Company pre-dating the adoption of the Classified Board Amendment and the Shareholder Action Amendment and certain contractual obligations of the Company may have the effect of delaying, deterring or preventing a change in control of the Company. These circumstances are described briefly below. The board considered all such circumstances in determining to adopt and recommend that the Company's stockholders approve the Board Classification Amendment and the Stockholder Action Amendment. Neither the Board Classification Amendment nor the Stockholder Action Amendment was adopted in response to any specific efforts of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.

Delaware General Corporation Law

      Section 203 of the DGCL prohibits the Company from engaging in certain business combinations with any interested stockholder (which, subject to certain exceptions, includes any person who, together with such person's affiliates and associates, owns 15% or more of the outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder, together with such stockholder's affiliates and associates, owned at least 85% of the voting stock of the Company (excluding certain management and employee plan shares), or (iii) after such time, the business combination is approved by the board and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

      The Certificate of Incorporation presently provides the Company authority to issue 18,000,000 shares of Voting Common Stock and 2,000,000 shares of Non-Voting Common Stock, par value $0.01 per share (the "Non-Voting Common Stock"). As of December 4, 1996, (i) 6,157,118 shares of Common Stock were issued, (ii) 168,000 shares of Voting Common Stock were held in treasury and
(iii) 298,384 shares of Non-Voting Common Stock were issued and outstanding. The board has the power to determine the price and terms under which additional shares of capital stock may be issued. Depending upon the price and terms of any such issuance and the identity of the person or persons subscribing for any such additional shares, the issuance of additional shares may have the effect of delaying, deterring or preventing a change in control of the Company. Other than the authority granted to the board of directors with respect to such additional issuances of shares, the Certificate of Incorporation and the Bylaws of the Company, prior to their amendment and restatement as herein described, did not contain any provisions intended by the Company to have, or to the knowledge of the board having, the effect of delaying, deterring or preventing a change in control of the Company.

Anti-Dilution Rights

      Pursuant to the terms of various subscription agreements, registration rights agreements and similar agreements between the Company and certain of its current stockholders, the Company will under certain circumstances be obligated to offer additional shares to such stockholders in the event that the board of directors of the Company determines to issue additional shares.

                             ELECTION OF DIRECTORS

     The board has nominated, and the Majority Holders have by written consent re-elected, the following persons to be directors of the Company: Pierre-Alain Blum, Daniel Regolatti, Alessandra van Gemerden, Tobias Fenster, Edgard Zwirn, Enrico Gherardi. Pursuant to the resolutions of the board of directors and the written consent of the Majority Holders, the respective terms of the directors so elected will begin upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State for the State of Delaware and will end, in the case of Pierre-Alain Blum and Daniel Regolatti, at the annual meeting of stockholders to be held in 1997, in the case of Alessandra van Gemerden and Tobias Fenster, at the annual meeting of stockholders to be held in 1998 and, in the case of Edgard Zwirn and Enrico Gherardi, at the annual meeting of stockholders to be held in 1999. Pending the filing of the Amended and Restated Certificate of Incorporation, each of the above persons will continue to serve as a director for the remainder of his or her current term.

      Pierre-Alain Blum and Daniel Regolatti were each originally appointed to the board of directors effective in October 1996 by the board of directors, acting pursuant to the power granted to the board of directors pursuant to the Company's Certificate of Incorporation and Bylaws as in effect at such time to fill vacancies, including vacancies created by the resignation of directors.

                            ADDITIONAL INFORMATION

      The Company is delivering its 1996 Annual Report on Form 10-K (without exhibits) to its shareholders together with this Information Statement. Upon receipt of a written request to the Company at 96 Spring Street, New York, New York 10012, the Company will furnish to a shareholder a copy of any exhibit to the Annual Report on Form 10-K.